Exhibit 99.1

United Security Bancshares, Inc. Reports Third Quarter Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--November 7, 2011--United Security Bancshares, Inc. (NASDAQ: USBI) today reported its financial results for the third quarter and nine months ended September 30, 2011. Net loss attributable to USBI was $1.3 million, or $(0.22) per diluted share, for the third quarter ended September 30, 2011, compared with net income of $351,000, or $0.06 per diluted share, for the same period of 2010.

United Security reported an increase in net interest income, non-interest income and net interest margin in the third quarter of 2011 compared with the prior year’s third quarter; however, higher costs related to the provision for loan losses and expenses associated with other real estate owned (OREO) were the primary factors in the loss for the third quarter. The provision for loan losses rose to $2.3 million in the third quarter of 2011, compared with $1.4 million in the third quarter of 2010. Impairment charges for OREO rose to $3.0 million in the third quarter of 2011, compared with $2.0 million in the third quarter of 2010.

United Security remains focused on reducing the level of non-performing loans and OREO as key drivers to improving future profitability. OREO declined to $23.0 million at the end of the third quarter 2011 due to real estate sales and write-downs that more than offset new additions to OREO. This was the third consecutive quarterly decrease in OREO. Loans 90-days past due declined to $3.1 million in the third quarter of 2011, compared with $5.0 million in the third quarter of 2010. In addition, non-accrual loans declined to $19.9 million at the end of the third quarter, compared with $28.9 million at the end of the second quarter of 2011. United Security remains focused on moving non-performing loans through the collection or foreclosure process to minimize potential losses and to protect its capital base.

United Security expects near-term earnings to be affected by the continued weakness in its real estate loan portfolio related to a slowdown in real estate sales and lower real estate values that affect loan demand and collateral values.

Third Quarter Results

Interest income totaled $10.7 million in the third quarter of 2011, compared with $11.4 million in the third quarter of 2010. The decrease in interest income was due primarily to lower interest rates and a 2.7% decrease in average earning assets.

Interest expense declined 29.6% to $1.7 million in the third quarter of 2011, compared with $2.5 million in the third quarter of 2010. The decrease resulted primarily from a decline in interest rates paid compared with the third quarter of 2010, partially offset by an increase in interest bearing deposit accounts.

Net interest income remained flat at $8.97 million for the quarter ended September 30, 2011 compared with the quarter ended September 30, 2010. Net interest margin rose 18 basis points to 6.2% in the third quarter of 2011, compared with 6.0% in the third quarter of 2010.

Provision for loan losses rose to $2.3 million in the third quarter of 2011, or 2.2% of annualized average loans, compared with $1.4 million, or 1.4% of annualized average loans, in the third quarter of 2010. Net charge-offs rose to $6.0 million in the third quarter of 2011, compared with $1.3 million in the third quarter of 2010.

Core earnings for the third quarter remained positive with growth in net interest income and net interest margin compared with the third quarter of 2010. Net loans were down 1.3% from year-end 2010 due to reduced loan demand and loans transferred to OREO. Loan demand remains weak across First United Security Bank’s markets due to the soft economy and its effect on real estate transactions and related loan activity.

Total non-interest income was $1.6 million in the third quarter of 2011, up slightly compared with the third quarter of 2010.

Total non-interest expense increased 19.2% to $10.6 million in the third quarter of 2011, compared with $8.9 million in the third quarter of 2010. Salary and benefit costs rose 9.8% to $3.8 million, other real estate expenses increased 52% to $3.3 million and other expense was up 8% to $2.6 million, all compared with the third quarter of 2010.

United Security and First United Security Bank continued to be rated as ‘well-capitalized,’ the highest regulatory rating, as of September 30, 2011. Total risk-based capital was 16.9% for the Company and for the Bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 15.6% for the Company and for the Bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

Nine Months Results

For the first nine months of 2011, net income attributable to USBI was $414,000, or $0.07 per diluted share, compared with $3.3 million, or $0.55 per diluted share, for the first nine months of 2010.

For the nine months ended September 30, 2011, net interest income increased 1.6% to $26.4 million, compared with $26.0 million for the same period of 2010. Net interest margin improved to 6.2% for the first nine months of 2011 from 5.7% in the first nine months of 2010.

Provision for loan losses was $5.2 million in the first nine months of 2011, compared with $6.8 million in the first nine months of 2010.

Non-interest income declined to $5.0 million for the first nine months of 2011, compared with $8.7 million for the same period of 2010. The 2010 results included an insurance settlement of $4.2 million arising from the proceeds of the Company’s fidelity bond claim that was included in other income for the first nine months of 2010.

Non-interest expense was up 11.6% to $26.2 million in the first nine months of 2011, compared with $23.4 million in the first nine months of 2010. The increase was due to higher salary, occupancy, furniture and equipment expense, impairment of OREO and other expenses and a loss on sale of OREO.

Shareholders’ equity was $77.5 million, or $12.89 per share, at September 30, 2011, compared with $74.5 million, or $12.40 per share, at December 31, 2010, and $83.0 million, or $13.81 per share, at September 30, 2010.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Cash and Due from Banks	$10,884	$10,330
Interest-Bearing Deposits in Banks	34,668	3,201
Total Cash and Cash Equivalents	45,552	13,531
Investment Securities Available-for-Sale, at fair market value	140,165	135,877
Investment Securities Held-to-Maturity, at cost	1,170	1,210
Federal Home Loan Bank Stock, at cost	3,471	5,093
Loans, net of allowance for loan losses of $15,261 and $20,936, respectively	382,387	387,478
Premises and Equipment, net	9,142	16,609
Cash Surrender Value of Bank-Owned Life Insurance	12,817	12,499
Accrued Interest Receivable	3,941	5,110
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,476	1,766
Other Real Estate Owned	22,993	25,632
Other Assets	11,580	12,836
Total Assets	$638,792	$621,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$531,312	$503,530
Accrued Interest Expense	859	2,235
Short-Term Borrowings	1,307	970
Long-Term Debt	20,000	30,000
Other Liabilities	7,852	10,481
Total Liabilities	561,330	547,216
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,317,560 shares issued; 6,010,737 and 6,011,012 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,796	3,412
Retained Earnings	84,580	84,408
Less Treasury Stock: 1,306,823 and 1,306,548 shares at cost, respectively	(21,208)	(21,205)
Noncontrolling Interest	(12)	(1,398)

Total Shareholders’ Equity	77,462	74,523

Total Liabilities and Shareholders’ Equity	$638,792	$621,739

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$9,342	$9,754	$27,699	$28,600
Interest on Investment Securities	1,357	1,663	4,051	5,256
Total Interest Income	10,699	11,417	31,750	33,856

INTEREST EXPENSE:
Interest on Deposits	1,566	1,913	4,742	5,871
Interest on Borrowings	161	539	631	2,035
Total Interest Expense	1,727	2,452	5,373	7,906

NET INTEREST INCOME	8,972	8,965	26,377	25,950

PROVISION FOR LOAN LOSSES	2,262	1,386	5,176	6,811

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,710	7,579	21,201	19,139

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	731	814	2,169	2,263
Credit Life Insurance Income	236	250	576	592
Other Income	628	494	2,235	5,838
Total Non-Interest Income	1,595	1,558	4,980	8,693

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,817	3,476	11,238	10,562
Occupancy Expense	519	493	1,462	1,421
Furniture and Equipment Expense	332	311	952	937
Impairment on Other Real Estate	2,956	2,031	3,842	2,431
Loss on Sale of Other Real Estate	328	129	836	641
Other Expense	2,641	2,446	7,849	7,456
Total Non-Interest Expense	10,593	8,886	26,179	23,448

INCOME (LOSS) BEFORE INCOME TAXES	(2,288)	251	2	4,384

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(979)	(100)	(411)	1,221

NET INCOME (LOSS)	$(1,309)	$351	$413	$3,163
Less: Net Loss Attributable to Noncontrolling Interest	-	-	(1)	(125)
NET INCOME (LOSS) ATTRIBUTABLE TO USBI	$(1,309)	$351	$414	$3,288
BASIC AND DILUTED NET INCOME (LOSS)
ATTRIBUTABLE TO USBI PER SHARE	$(0.22)	$0.06	$0.07	$0.55

DIVIDENDS PER SHARE	$0.00	$0.11	$0.04	$0.33

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424